Exhibit 10(1)

Stacy M. Brantley

January 6, 2023

Via email: smarkbrantley@hotmail.com

PERSONAL AND CONFIDENTIAL

Mr. Stacy M. Brantley

867 Bobby Jones Drive

Dublin, GA 31021

Dear Stacy:

On behalf of Board of Directors at The Citizens Bank, it is with pleasure that we confirm our offer of employment to you as Chief Executive Officer, reporting to the Board of Directors. You will also become a member of the Board of Directors in conjunction with your employment as Chief Executive Officer. As we have discussed, you will play a significant role in helping shape the direction and execution of The Citizens Bank’s strategic plan, and we are thrilled for you to join us.

Your position will be based in Philadelphia, MS, with travel as appropriate throughout our bank’s footprint. Your start date is anticipated to be February 15th, 2023. Your base salary will be $375,000 per year subject to all legally required deductions. You will also receive the following total compensation elements:

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Annual Cash Incentive 40% target- paid in the spring following each calendar year tied to the profitability of the bank and annual management objectives (TBD). Your 2023 bonus, paid in 2024, will be guaranteed at the 40% target, prorated for your start date.

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Long Term Incentive – You will be eligible for an annual Long Term Incentive (stock) grant calculated at 20% of your base salary. Each grant will vest over four years, and the performance criteria of achievement is to be determined with your input once you start.

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You will be paid a one-time cash sign-on bonus with your first paycheck in the amount of $125,000 to cover various financial items related to your transition. By accepting this payment, you agree to pay back, or have the amount withheld from your ending compensation, a pro-rated amount of this sign-on bonus if you resign voluntarily from The Citizens Bank within two years of your start date. For example, if you voluntarily resigned 18 months into employment, you would owe back $31,250 (25% of $125,000).

•	You will receive a $60,000 stock grant upon hire which will vest over four years, ratably (1/4 each year).
•	In conjunction with your seat on the Board of Directors, you will receive 750 shares of The Citizens Bank stock each year subject to a one-year vesting period.

Mr. Stacy Brantley

December 23, 2022

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Relocation – You will be paid a one-time lump sum of $110,000 with your first paycheck to handle your own relocation expenses. By accepting this payment, you agree to pay back, or have the amount withheld from your ending compensation, a pro-rated amount of this sign-on bonus if you resign voluntarily from The Citizens Bank within two years of your start date. For example, if you voluntarily resigned 18 months into employment, you would owe back $27,500 (25% of $110,000).

•	Vacation/PTO – executive time off as defined in our benefits summary to be provided.
•	You are eligible to participate in certain benefits provided by the company. A benefits guide will be provided to you.
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If your employment is terminated by the bank “without cause” for any reason, including if a change of control were to occur which eliminated your employment, your then salary and target bonus amounts will continue for 24 months following your separation.

•	Country Club type social club initial membership cost and Ongoing Dues paid by the bank.
•	Car Allowance of $12,000 annually, paid $1,000 each month as an addition to base salary.

Please indicate your acceptance by signing below and returning to Sean O'Neal at Chartwell Partners.

Best regards,

Herbert “Hub” King

Chairman of the Board

The Citizens Bank

PLEASE ACKNOWLEDGE YOUR RECEIPT AND ACCEPTANCE OF THIS OFFER BY SIGNING AND RETURNING A COPY VIA EMAIL.

Mr. Stacy M. Brantley	Date